EXHIBIT 10.1

NOTE SETTLEMENT AGREEMENT

This NOTE SETTLEMENT AGREEMENT (this “Agreement”) to settle amounts due and payable under an unsecured note of Texas Rare Earth Resources Corp. due November 24, 2015 is made as of December 4, 2015 by and between the Leo E Mindel Non-GST Exempt Family Trust (the “Holder”) and Texas Rare Earth Resources Corp., a company organized and existing under the laws of the State of Delaware (the “Company”).

RECITALS

WHEREAS, the Holder is the legal and beneficial owner and holder of a $40,000 principal amount unsecured note of the Company due November 24, 2015 (the “Note”), issued pursuant to a Loan and Securities Purchase Agreement dated August 26, 2015 (the “Loan Agreement”) by and between the Company and the Holder and evidenced by a promissory note dated August 26, 2015 (the “Promissory Note”);

WHEREAS, the Note has matured and is currently due and payable to the Holder; and

WHEREAS, the Holder desires to reinvest the amounts due and payable under the Note in the Company’s current private placement of units of the Company and the Company desires to settle the Note and the amounts due and payable thereunder by issuing units of the Company.

NOW THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Settlement of Note and Waivers.

1.1
The Holder hereby agrees that pursuant to its subscription agreement with the Company, dated December 4, 2015 (the “Subscription Agreement”) under which the Holder is subscribing for 200,000 units of the Company (the “Units”) at a price of $0.20 per Unit for an aggregate subscription amount of $40,000, with each Unit consisting of one share of common stock of the Company and two common stock purchase warrants, each exercisable for one additional share of common stock for a period of five years at $0.35 per share, the issuance of the 200,000 Units on closing of the transaction contemplated in the Subscription Agreement shall constitute payment in full for all amounts due and payable under the Note and that upon such issuance the Promissory Note and the Company’s obligations thereunder and under the Loan Agreement, to the extent they relate to the Note and the Promissory Note, shall immediately terminate as fully paid and satisfied with no further amounts or obligations being due thereunder, including but not limited to, any amounts payable pursuant to any interest due, penalties, damages or losses resulting from any provisions thereunder including any default thereunder.

1.2
The Company hereby agrees to issue to the Holder the 200,000 Units pursuant to the Subscription Agreement as satisfaction in full of all amounts due and payable by the Company to the Holder under the Notes.

1.3
Upon receipt of the 200,000 Units under the terms and conditions of the Subscription Agreement, the Holder on its own behalf and on behalf of its respective agents, heirs and assigns, hereby and forever releases the Company, its officers, directors, agents and employees, and their heirs, family members, executors, agents, and assigns (“Releasees”)  from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Holder may possess against any of the Releasees arising from the Note, the Loan Agreement to the extent it deals with the Note, the Promissory Note, any amounts due and payable thereunder or any obligations thereunder.

SECTION 2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of laws principles thereof.  The parties hereto hereby agree that any action brought under this Agreement or related to the transactions contemplated hereby shall be in a Federal or State court located in the State of Delaware.

SECTION 3. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 4. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

SECTION 5.  Further Assurances. Each party hereby agrees to execute any additional documents and take any additional actions as may be reasonably necessary to carry out the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed to evidence their acceptance of and agreement to the foregoing.

TEXAS RARE EARTH RESOURCES CORP.

By:
Name: Daniel Gorski Title: Chief Executive Officer

HOLDER

Leo E. Mindel Non-GST Exempt Family Trust

By:
Name: Title:

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